SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): January 2, 2018 (January 1, 2018)

CENTERSTATE BANK CORPORATION

(Exact name of registrant as specified in its charter)

Florida	000-32017	59-3606741
(State or other jurisdiction of incorporation)	(Commission file number)	(IRS employer identification no.)

1101 First Street South, Suite 202, Winter Haven, FL	33880
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:   (863) 293-4710

Not Applicable

(Former name or former address, if changed since last report)

___________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 2.01	Completion of Acquisition or Disposition of Assets.

Closing of Acquisition of HCBF Holding Company, Inc.

Effective January 1, 2018, CenterState Bank Corporation (the “Company” or “CenterState”) completed its previously-announced merger (the “HCBF Merger”) with HCBF Holding Company, Inc. (“HCBF”), pursuant to the Agreement and Plan of Merger by and between the Company (f/k/a CenterState Banks, Inc.) and HCBF, dated as of August 12, 2017 (the “HCBF Merger Agreement”). At the closing, HCBF merged with and into CenterState, with CenterState surviving the HCBF Merger.  Immediately following the HCBF Merger, HCBF’s wholly-owned subsidiary bank, Harbor Community Bank, merged with and into CenterState Bank, N.A., a national banking association and wholly-owned subsidiary of the Company (“CenterState Bank”), with CenterState Bank as the surviving national bank subsidiary of the Company.

Pursuant to the HCBF Merger Agreement, each outstanding share of HCBF common stock issued and outstanding immediately prior to the effective time of the HCBF Merger was converted into the right to receive (i) 0.675 shares of CenterState common stock and (ii) a cash amount equal to $1.925 plus any cash dividends payable to CenterState shareholders on or after the closing of the HCBF Merger. Each option to purchase shares of HCBF common stock automatically became fully vested and converted into an option to purchase the number of shares of CenterState common stock equal to the number of shares subject to such stock option multiplied by 0.75, and at an exercise price equal to the exercise price per share of the HCBF stock option divided by 0.75.

The aggregate amount paid by the Company for the merger consideration in the HCBF Merger was 15,051,880 shares of CenterState common stock, which had a value of approximately $387.3 million based on the closing price of CenterState common stock on December 29, 2017, and $42.9 million in cash.  Each share of CenterState common stock outstanding immediately prior to the HCBF Merger remained outstanding and was unaffected by the HCBF Merger.

The foregoing description of the HCBF Merger Agreement and the HCBF Merger do not purport to be complete and are qualified in their entirety by reference to the HCBF Merger Agreement, which is incorporated by reference as Exhibit 2.1 to the Company’s Current Report on Form 8-K filed on August 14, 2017.

Closing of Acquisition of Sunshine Bancorp, Inc.

Effective January 1, 2018, the Company also completed its previously-announced merger (the “Sunshine Merger”) with Sunshine Bancorp, Inc. (“Sunshine”), pursuant to the Agreement and Plan of Merger by and between CenterState and Sunshine, dated as of August 12, 2017 (the “Sunshine Merger Agreement”). At the closing, Sunshine merged with and into CenterState, with CenterState surviving the Sunshine Merger.  Immediately following the Sunshine Merger, Sunshine’s wholly-owned subsidiary bank, Sunshine Bank, merged with and into CenterState Bank with CenterState Bank as the surviving national bank subsidiary of the Company.

Pursuant to the Sunshine Merger Agreement, Sunshine’s stockholders received for each share of Sunshine common stock outstanding 0.89 shares of CenterState common stock plus any cash dividends payable to CenterState shareholders on or after the closing of the Sunshine Merger. No fractional shares of CenterState common stock were issued in the Sunshine Merger and any fractional share of CenterState common stock will be paid at the rate of $25.94 per share.  Each option to purchase shares of Sunshine common stock automatically became fully vested and converted into an option to purchase the number of shares of CenterState common stock equal to the number of shares subject to such stock option multiplied by 0.89 (rounded to the nearest whole share), and at an exercise price equal to the exercise price per share of the Sunshine stock option divided by 0.89 (rounded to the nearest cent).  Additionally, each outstanding Sunshine restricted stock award automatically became vested in full and such shares were converted into the right to receive shares of CenterState common stock pursuant to the 0.89 exchange ratio.

The aggregate amount paid by the Company for the merger consideration in the Sunshine Merger was 7,170,389 shares of CenterState common stock, which had a value of approximately $184.5 million based on the closing price of CenterState common stock on December 29, 2017.  Each share of CenterState common stock outstanding immediately prior to the Sunshine Merger remained outstanding and was unaffected by the Sunshine Merger.

The foregoing description of the Sunshine Merger Agreement and the Sunshine Merger do not purport to be complete and are qualified in their entirety by reference to the Sunshine Merger Agreement, which is incorporated by reference as Exhibit 2.2 to the Company’s Current Report on Form 8-K filed on August 14, 2017.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As contemplated by the HCBF Merger Agreement, CenterState’s board of directors (the “Board”) approved the appointment of Michael J. Brown, Sr., the Chairman and Chief Executive Officer of both HCBF and Harbor Community Bank, to the Board as a director effective as of the effective time of the HCBF Merger. Mr. Brown, Sr.’s term as director will expire at the Company’s 2018 annual meeting of shareholders.  Pursuant to the HCBF Merger Agreement, Mr. Brown, Sr. will be nominated at the Company’s 2018 annual meeting of shareholders for re-election to the Board. Compensatory arrangements for Mr. Brown, Sr. will be consistent with the Company’s previously disclosed standard arrangements for non-employee directors. Such arrangements are described in the Company’s proxy statement for its 2017 annual meeting of shareholders filed on March 2, 2017, which disclosure is incorporated herein by reference. Mr. Brown, Sr. has not engaged in any transactions with the Company that would be reportable under Item 404(a) of Regulation S-K.

Effective as of January 1, 2018, CenterState Bank entered into an Employment Agreement (“Agreement”) with Mark W. Thompson, the President of CenterState Bank, for a three year term, subject to extension for an additional year on each anniversary of the Agreement’s effective date, unless the Bank’s board of directors or Mr. Thompson determine that the term shall not be extended.   The Agreement provides for Mr. Thompson to receive a base salary of $320,000 and participate in CenterState Bank’s incentive plans and other employee benefit plans.  CenterState Bank also agreed to purchase Mr. Thompson’s house in Delray Beach to facilitate his relocation to the Bank’s main office in Winter Haven, Florida.  If employment is terminated because of death, Mr. Thompson’s estate is entitled to receive his base salary through the end of the month in which death occurs, any bonus earned or accrued through the date of death, and continued family health care coverage under COBRA for 12 months after his death for his family substantially identical to that provided for before death.  If employment is terminated as a result of disability, then he is entitled to receive the salary earned through the date in which termination becomes effective, any unpaid bonus or incentive compensation due for the calendar year preceding the calendar year in which the termination became effective, including any earned (as defined in CenterState Bank’s incentive plan under which such bonus or incentive compensation is awarded) but unpaid amounts for previous years, any payments Mr. Thompson is eligible to receive under any disability insurance program in which the Executive participates, and such other benefits to which Mr. Thompson may be entitled under CenterState Bank’s benefit plans, policies, and agreements.

If Mr. Thompson’s employment is terminated without Cause or he terminates his employment for Good Reason, as such terms are defined in the Agreement, then he is entitled to receive a single lump sum cash payment equal to one times his then-current base salary and any annual bonus or incentive compensation earned by Mr. Thompson as of the last calendar year end of employment (as calculated annually based on goals and targets defined in the plan or arrangement under which such bonus or incentive compensation is awarded) that remains unpaid.  With certain exceptions, CenterState Bank also is required to continue at its expense and on behalf of Mr. Thompson and his dependents and beneficiaries, medical and dental insurance coverage as in effect during the 12 months preceding the date of his termination.  Mr. Thompson is not entitled to any such compensation and severance payments unless he executes a release of CenterState and acknowledgment of his remaining obligations under the Agreement.  If a Change in Control, as defined in the Agreement, occurs and within 12 months thereafter his employment is terminated without Cause or he terminates his employment for Good Reason, then Mr. Thompson will receive a single lump sum cash payment equal to two times his then-current base salary.  The Agreement includes confidentiality provisions.  It also restricts Mr. Thompson for a period of 12 months following termination of employment for any reason from soliciting CenterState Bank customers for Financial Products or Services, as defined in the Agreement, influencing any customer to alter that person’s business relationship with the Company in any respect, and accepting the Financial Products or Services business of any customer or provide any Financial Products or Services to any customer on behalf of anyone other than CenterState Bank.  Mr. Thompson is also precluded during such 12 month period from becoming employed or associated with any entity that is located in or conducts business in the State of Florida.  He is also precluded during such 12 month period from soliciting or attempting to solicit an employee of CenterState Bank to terminate such employment or contractual relationship, and

disparaging the business reputation of CenterState Bank.   The Agreement supersedes and replaces the previously existing Employment Agreement between Mr. Thompson and CenterState Bank, dated June 1, 2014.

The foregoing summary of the Agreement does not purport to be complete and is qualified in its entirety by reference to the Agreement, which is attached as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated by reference herein.

The information regarding the corporate reorganization set forth below in Item 8.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 8.01	Other Events.

On January 2, 2018, the Company issued a press release announcing the closing of the HCBF Merger and the Sunshine Merger. A copy of the press release is attached as Exhibit 99.1 to this Current Report on Form 8-K, and is incorporated by reference herein.

Effective January 1, 2018, CenterState Bank implemented a corporate reorganization pursuant to which the following executives were appointed to the following positions:  Dan Bockhorst, the current Chief Risk Officer of CenterState Bank, was appointed to Chief Credit Officer, Beth DeSimone to Chief Risk Officer, and Brett Rawls to Chief Administrative Officer.  John Corbett remains Chief Executive Officer of CenterState Bank, Mark Thompson remains as President of CenterState Bank, Jennifer Idell remains Chief Financial Officer of CenterState Bank and Steve Young remains Chief Operating Officer of CenterState Bank. This reorganization does not change the positions of the executive officers of the Company, which remain as described in the proxy statement for the 2017 annual meeting of shareholders filed on March 2, 2017.

Item 9.01	Financial Statements and Exhibits

	(a)	Financial statements of business acquired.

The Company intends to file the financial statements of the business acquired under cover of Form 8-K/A no later than 71 calendar days after the day this Report was required to be filed.

(b)	Pro forma financial information.

The Company intends to file pro forma financial information under cover of Form 8-K/A no later than 71 calendar days after the date this Report was required to be filed.

(d)	Exhibits:

2.1

Agreement and Plan of Merger, dated as of August 12, 2017, by and between CenterState Bank Corporation and HCBF Holding Company, Inc. (incorporated by reference to Exhibit 2.1 to CenterState Bank Corporation’s Form 8-K filed on August 14, 2017).

2.2

Agreement and Plan of Merger, dated as of August 12, 2017, by and between CenterState Bank Corporation and Sunshine Bancorp, Inc. (incorporated by reference to Exhibit 2.2 to CenterState Bank Corporation’s Form 8-K filed on August 14, 2017).

10.1	Employment Agreement between CenterState Bank, N.A. and Mark W. Thompson.

99.1	Press Release of CenterState Bank Corporation, dated January 2, 2018.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CENTERSTATE BANK CORPORATION

By:	/s/ Jennifer L. Idell
Name:	Jennifer L. Idell
Title:	Executive Vice President and
Chief Financial Officer

Date:  January 2, 2018